Exhibit 3.41

State of Delaware Secretary of State Division of Corporations Delivered 05:23 PM 08/06/2004 FILED 05:23 PM 08/06/2004 SRV 040578520 – 3838755 FILE

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

RJE SERVICES, LLC

This Amended and Restated Certificate of Formation of RJE Services, LLC (the “Company”), dated August 6, 2004, has been duly executed and is being filed by Michael Miller, as an authorized person, in accordance with the provisions of 6 Del. C. § 18-208, for purposes of changing the Company’s name from RJE Services, LLC to RJE Telecom, LLC and otherwise to restate the original Certificate of Formation of RJE Services, LLC, which was filed on August 5, 2004 with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Company formed hereby is:

RJE Telecom, LLC

SECOND: The address of the registered office of the Company in the State of Delaware is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, New Castle County, DE 19808

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, New Castle County, DE 19808

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.

/s/ Michael Miller
Michael Miller
An Authorized Person